CHARLES R. ENGLES
FIVE WINTERCREEK
PORTOLA VALLEY, CALIFORNIA 94028

November 4, 2014

Brian Schweitzer
Chairman of the Board
Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102

Dear Brian,

Please accept this letter as my formal resignation from the role of Director for Stillwater Mining Company as well as any and all committee and leadership roles associated with Stillwater Mining Company. This resignation is effective immediately.

Sincerely,